10172 Linn Station Road
Louisville, Kentucky 40223

May 1, 2012

Dear NTS Mortgage Income Fund Stockholders:

As previously reported, and in accordance with the Fund’s organizational documents, the Fund adopted a Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund in December 2008, and filed a corresponding certificate of dissolution with the Delaware Secretary of State.  Since then, the Fund has been in the process of the orderly liquidation of its assets and liabilities.

We are writing to provide a final status report on the Fund’s liquidation activities, the formation of the Mortgage Income Fund Liquidating Trust (the “Trust”), and the Fund’s transfer of its remaining assets and liabilities into the Trust.

Below is a summary of the transactions undertaken in connection with placing the Fund’s assets and liabilities into the Trust.  For a complete understanding of these transactions, we strongly encourage you to review the Fund’s filings with the Securities and Exchange Commission on May 1, 2012, which discuss and include the material agreements.  These are available on the Fund’s website for free at www.ntsdevelopment.com, at the tabs “About us” and then “Investor services.”

Sale of the Remaining Real Estate Assets of NTS Virginia Development Company (“NTS/VA”)

On April 30, 2012, the Fund signed and closed on a Stock Purchase Agreement with Glen Arden Development, LLC (“Glen Arden”) for the purchase and sale of 100% of the issued and outstanding capital stock of NTS/VA and its remaining real estate assets at its Fawn Lake development in Spotsylvania, Virginia.  In consideration for the purchase, Glen Arden, among other things, assumed the Fund’s and its subsidiaries’ debt obligations to NTS Development Company (“NTS Development”) and its affiliates of approximately $8.6 million, along with the mortgage loan from PNC Bank of approximately $2.7 million.  Glen Arden further relieved the Fund and NTS/VA of their obligations to Residential Management Company for its disposition fee estimated at approximately $533,000.  Glen Arden also assumed certain accounts payable owed by the Fund and its subsidiaries estimated at approximately $750,000.  Finally, Glen Arden agreed to pay all closing costs in connection with the Fund’s liquidation, estimated to be approximately $300,000, to pay to the Fund’s Liquidating Trust a Trustee’s Reserve of $300,000, and to fund, to the extent required, up to $100,000 per year to the Trustee for its operations.

The Fund received the right to share in the potential profits of Glen Arden from the sale of the remaining lots at the Fund’s Fawn Lake development for the next five years.  These profits are estimated to be worth as much as approximately $2.5 million.  Thus, the total consideration pursuant to the Stock Purchase Agreement received by MIF could exceed $15 million, an amount in excess of the appraised value of the Fund’s and its subsidiaries’ interests in the Fawn Lake development.  Please note, however, that there can be no guaranty of any future profits from this sale in the relevant time frame.

Sale of the Fund’s interest in Orlando Lake Forest Joint Venture (“OLFJV”)

On April 30, 2012, the Fund signed and closed on a Partnership Interest Purchase Agreement with Bellmeade Development, LLC (“Bellmeade”) thereby selling its 50% joint venture interest in OLFJV in exchange for Bellmeade’s assumption of any liabilities which may arise from the Lake Forest Master Community Association lawsuit and PNC Bank’s mortgage loan.  The purchase price allocated to Bellmeade for this part of the transaction was $1,890,000, an amount equal to the appraised value of the Fund’s interest in the joint venture.

Agreement Regarding the Fund’s Lake Forest Country Club Membership Interests

NTS/Lake Forest II Residential Corporation, a Kentucky corporation and wholly owned subsidiary of the Fund (“NTS/LFII”) owns certain golf and sports memberships in Lake Forest Country Club in Louisville, Kentucky (“LFCC”).  On April 30, 2012, the Fund and NTS Development entered into an agreement whereby NTS Development agreed to purchase from the Trust the remaining LFCC membership interests, if any, owned by the Trust on April 30, 2017, at a predetermined formula, which is currently estimated to result in a purchase price of $100,000 for the membership interests projected to be remaining at such time.  In the interim, the Trust will receive all the benefits and rights from the sale of the memberships.

Creation of Mortgage Income Fund Liquidating Trust

On April 30, 2012, the Mortgage Income Fund Liquidating Trust, a Delaware statutory trust, was formed.  The Managing Trustee of the Trust is Robert H. Rice, Sr., 600 N. Hurstbourne Parkway, Suite 300, Louisville, Kentucky 40222.  The Trust will continue in existence until such time as all of the Trust’s assets have been sold, proceeds received and liabilities settled, but in no event later than April 30, 2017.  Thereafter, presuming all its liabilities and obligations have been satisfied, final liquidating distributions will be issued to the Trust’s beneficiaries.

The timing and amounts of liquidating distributions, if any, will depend on a variety of factors, including the values at which the Managing Trustee can achieve from the sale of the remaining assets, the timing of such sales, the amount of the liabilities, and the establishment of appropriate reserves.  Under the terms of the Trust, the common stock of the Fund was converted into beneficial interests in the Trust.  Beneficial Interests in the Trust are not assignable or transferable except by will, intestate succession, or operation of law.

The Trust’s assets include (i) rights to share in a percentage of profits from the sale of the remaining lots at Fawn Lake’ pursuant to the Stock Purchase Agreement with Glen Arden; and (ii) the LFCC membership interests.

NTS Guaranty Corporation Obligation

NTS Guaranty Corporation (“NTS Guaranty”) guaranteed that at the time of final liquidating distributions, the total distributions made to stockholders will at least be equal to the stockholders’ original capital contributions.  As of December 31, 2011, the original capital contributions attributable to the Fund’s outstanding shares aggregated $63,690,000 with total distributions of approximately $23,141,000.  NTS Guaranty’s guaranty liability, however, is expressly limited to its assets.  The sole asset of NTS Guaranty is a $10 million demand note from Mr. J.D. Nichols, the Chairman of the Fund’s Board of Directors.

The Fund’s final analysis anticipates that after payment of all of the Trust’s liabilities, the proceeds from the liquidation of the Trust assets, together with the payment by NTS Guaranty of its guaranty obligations, will be insufficient to return to the Fund’s stockholders an amount equal to their original capital contributions.  The current estimate reflects such a significant shortfall that we believe it is highly unlikely that such amounts will be recovered even upon the issuance of the final liquidating distributions by the Trust.

In connection with the transactions described above, on April 30, 2012, NTS Guaranty has agreed to a modified payment schedule to satisfy its obligations under the guarantee as follows:

(a)	on December 31, 2013, the aggregate sum of Five Hundred Thousand Dollars ($500,000.00);

(b)	on December 31, 2014, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00);

(c)	on December 31, 2015, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00);

(d)	on December 31, 2016, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00); and

(e)
on December 31, 2017, the aggregate sum of Five Million Dollars ($5,000,000.00).  In the event any such payment is not made when due, the due dates of the remaining payments shall be accelerated by one year and shall be due and payable (along with any amounts due and unpaid) upon such accelerated schedule.

(f)
If, however, the final liquidating distributions from the Trust are made prior to the dates in (a) through (e) above, the payment of the balance of the Guarantor’s guaranty obligations will be due and owing.

Future Reports

The Fund intends to file to discontinue reporting as a public company under the Securities and Exchange Commission rules and regulations.  Accordingly, future reports, if any, will be issued by the Managing Trustee.  If you have further questions, you may also contact our Investor Services Department at (800) 928-1492 through May 31, 2012.  Thereafter, communications should be directed to the Managing Trustee.

Very truly yours,

NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred.  For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur.  If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable.  We do not undertake any obligation to update these forward-looking statements.  Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties.  Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission.  Any forward-looking information provided by us pursuant to the safe harbor established by the private Securities Act of1995 should be evaluated in the context of the factors.